Exhibit 99.1
Zandan S.A.

Report of Independent Auditors
The Board of Directors
Keynote Systems, Inc.:
We have audited the accompanying balance sheets of Zandan S.A., (“the Company”), as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of Zandan S.A., France as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ Jean-Luc Berrebi
Deloitte & Associes
Neuilly-sur-Seine, France
June 27, 2008

Zandan S.A.
Balance Sheets

		December 31,
	March 31, 2008	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	€16,885	€495,613	€264,807
Accounts receivable, less allowance for doubtful accounts of €33,488, €33,488, and €22,942, at March 31, 2008, December 31, 2007 and December 31, 2006, respectively	119,964	121,881	308,446
Prepaid and other current assets	113,685	127,434	56,398
Deferred tax assets	138,807	138,807	89,605

Total current assets	389,341	883,735	719,256

Property, software and equipment, net	67,137	72,577	108,507
Deferred tax assets	238,500	228,187	288,755
Other assets	96,476	124,138	135,420

Total assets	€791,454	€1,308,637	€1,251,938

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	€161,983	€174,914	€198,693
Accrued expenses	906,219	941,246	894,206
Deferred revenue	742,303	722,951	1,009,877
Current portion of long-term debt	—	—	1,236,723

Total current liabilities	1,810,505	1,839,111	3,339,499

Long-term deferred revenue	180,655	206,959	318,531
Long-term debt	182,092	182,092	58,171

Total liabilities	2,173,252	2,228,162	3,716,201

Stockholders’ deficit:
Common stock, €0.10 par value: 43,209,360, 43,209,360, and 2,652,371 shares issued and outstanding as of March 31, 2008, December 31, 2007 and December 31, 2006, respectively	4,320,936	4,320,936	265,237
Additional paid-in capital	—	—	8,769,932
Accumulated deficit	(5,711,804)	(5,249,608)	(11,499,432)
Accumulated other comprehensive income	9,070	9,147	—

Total stockholders’ deficit	(1,381,798)	(919,525)	(2,464,263)

Total liabilities and stockholders’ deficit	€791,454	€1,308,637	€1,251,938

See accompanying notes to these financial statements

Zandan S.A.
Statements of Operations

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	(unaudited)
Net revenue:
Subscription services	€95,128	€73,041	€528,640	€271,272
Ratable licenses	95,127	220,854	597,420	733,251
Professional services	6,526	69,975	117,542	637,199

Total revenue, net	196,781	363,870	1,243,602	1,641,722

Costs and expenses:
Costs of revenue:
Direct costs of subscription services	16,259	14,643	87,340	67,169
Direct costs of ratable licenses	85,453	6,558	97,271	173,774
Direct costs of professional services	157,142	260,686	795,256	1,628,897
Development	169,599	235,073	876,239	695,953
Sales and marketing	150,748	223,553	957,511	421,354
General and administrative	97,731	120,122	868,745	1,694,570

Total costs and expenses	676,932	860,635	3,682,362	4,681,717

Loss from operations	(480,151)	(496,765)	(2,438,760)	(3,039,995)
Interest income	3,505	1,800	7,700	7,400
Interest expense	(5,114)	(17,538)	(116,459)	(23,989)
Other income (expenses)	9,251	(35,369)	(50,828)	58,108

Net loss before benefit from income taxes	(472,509)	(547,872)	(2,598,347)	(2,998,476)
Benefit from income taxes	10,313	19,560	78,239	89,605

Net loss	€(462,196)	€(528,312)	€(2,520,108)	€(2,908,871)

Net loss per share:
Basic	€(0.01)	€(0.20)	€(0.27)	€(1.10)
Diluted	€(0.01)	€(0.20)	€(0.27)	€(1.10)

Shares used in computing basic and diluted net loss per share:
Basic	43,209,360	2,652,371	9,411,869	2,652,371
Diluted	43,209,360	2,652,371	9,411,869	2,652,371
See accompanying notes to these financial statements

Statements of Stockholders’ Equity (Deficit)

	Common Stock				Accumulated
			Additional		Other	Total
			Paid-In	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity (Deficit)	Income (Loss)
Balance as of January 1, 2006	€2,652,371	€265,237	€8,769,932	€(8,590,561)	€—	€444,608	€—

Net loss	—	—	—	(2,908,871)	—	(2,908,871)	(2,908,871)

Balance as of December 31, 2006	2,652,371	265,237	8,769,932	(11,499,432)	—	(2,464,263)	(2,908,871)

Issuance of common stock (see note 2(H))	40,556,989	4,055,699	—	—	—	4,055,699	—
Offset of accumulated deficit against additional paid in capital (see note 2(H))	—	—	(8,769,932)	8,769,932	—	—	—
Net loss	—	—	—	(2,520,108)	—	(2,520,108)	(2,520,108)

Pension liability adjustment	—	—	—	—	9,147	9,147	9,147

Balance as of December 31, 2007	43,209,360	4,320,936	—	(5,249,608)	9,147	(919,525)	(2,510,961)

Net loss	—	—	—	(462,196)	—	(462,196)	(462,196)
Pension liability adjustment					(77)	(77)	(77)

Balance as of March 31, 2008 (unaudited)	€43,209,360	€4,320,936	€—	€(5,711,804)	€9,070	€(1,381,798)	€(462,273)

See accompanying notes to these financial statements

Statements of Cash Flows

	Three months ended March 31		Year ended December 31,
	(unaudited)
	2008	2007	2007	2006
Cash flow from operating activities:

Net loss	€(462,196)	€(528,312)	€(2,520,108)	€(2,908,871)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,439	13,649	50,365	82,956
Charges to bad debt	—	—	10,546	2,500
Changes in assets and liabilities:
Accounts receivable	1,917	(61,730)	176,019	382,607
Inventory	—	—	—	141,965
Prepaids expenses and other assets	41,411	(37,922)	(59,754)	(2,657)
Deferred tax assets	(10,313)	—	11,366	(63,037)
Accounts payable	(12,931)	42,753	(23,779)	(64,114)
Other accrued expenses	(35,104)	(300,579)	56,187	187,182
Deferred revenue	(6,952)	(63,895)	(398,498)	157,640

Net cash used in operating activities	(479,729)	(936,036)	(2,697,656)	(2,083,829)

Cash flow from investing activities:

Purchases of property,software and equipment	(1,999)	(1,692)	(14,435)	(58,347)

Net cash used in investing activities	(1,999)	(1,692)	(14,435)	(58,347)

Cash flow from financing activities:
Issuance of common stock	—	—	799,573	—
Proceeds from debt	—	1,184,832	2,201,495	1,210,000
Repayments of debt	—	(58,171)	(58,171)	(107,297)

Net cash provided by financing activities	—	1,126,661	2,942,897	1,102,703

Net increase/(decrease) in cash and cash equivalents	(478,728)	188,933	230,806	(1,039,473)
Cash and cash equivalents at beginning of period	495,613	264,807	264,807	1,304,280

Cash and cash equivalents at end of period	€16,885	€453,740	€495,613	€264,807

Supplemental cash flow disclosure:
Interest paid	€5,114	€17,538	€116,459	€23,989

Noncash financing activities:
Conversion of debt through issuance of common stock (see note 2(H))	€—	€—	€3,256,126	€—

Zandan S.A.
Notes to Financial Statements
1.	Organization

Zandan S.A. (the “Company”) is a private French-based software company. The Company supplies active end-to-end customer simulation solutions used across the mobile service life cycle from interactive testing, service and handset acceptance to live monitoring, alerting, troubleshooting and service level agreement management.

2.	Summary of Significant Accounting Policies
     (A) Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
     (B) Unaudited Interim Results
The accompanying interim financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, necessary to present fairly the financial position as of March 31, 2008 and the results of the Company’s operations and its cash flows for the three months ended March 31, 2008 and 2007. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for any other future interim period or for a full fiscal year.
     (C) Revenue Recognition
Revenue consists of subscription services revenue, ratable licenses revenue and professional services revenue and is recognized when all of the following criteria have been met:
•	Evidence of an arrangement. The Company considers a customer signed contract or equivalent document to be evidence of an arrangement.

•	Delivery. For subscription services, delivery is considered to occur when the customer has been provided with a user ID and password to the subscription services. For ratable licenses, delivery occurs when the software has been shipped or when maintenance is renewed. For professional services and other, delivery is considered to occur when the services has been delivered. If acceptance language exists for any of the services, delivery occurs when such acceptance has been received.

•	Fixed or determinable fee. The Company considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment and payment terms are standard.

•	Collection is deemed reasonably assured. Collection is deemed reasonably assured if it is expected that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not reasonably assured, then revenue is deferred and recognized upon cash collection.
Subscription Services Revenue: Subscription services revenue mainly consists from sale of software subscription to the Company’s Test Builder and Test Runner services. Subscription services revenue also consists of probe and remote test services and hosting services. Subscription services revenue are recognized as the services are performed.

Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition” (“SAB 104”) and Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”).

The Company also enters into multiple elements arrangements where sufficient objective evidence of fair value does not exist for the allocation of revenue. As a result, the elements within its subscription arrangements do not qualify for treatment as separate units of accounting. Accordingly, the Company recognizes the entire arrangement fee as revenue either ratably over the service period, generally over twelve months, or based upon actual monthly usage.

For customers that are billed the entire amount of their subscription in advance, subscription services revenue is deferred upon invoicing and is recognized ratably over the service period, generally over twelve months, commencing on the day service is first provided. For customers that are billed on a monthly basis, revenue is recognized monthly based upon actual service usage for the month. Regardless of when billing occurs, the Company recognizes revenue as services are provided and defers any revenue that is unearned.

Ratable Licenses Revenue: Ratable licenses revenue consists of fees from the sale of perpetual software and maintenance. The Company frequently enters into multiple element arrangements with mobile customers, for the sale of perpetual software licenses and post contract support (maintenance) services. These multiple element arrangements are within the scope of Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”

Zandan S.A.
Notes to Financial Statements
(“SOP 97-2”), and the EITF Issue 03-5, “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software”.

The Company cannot allocate the arrangement consideration to the multiple elements based on the vendor specific objective evidence (“VSOE”) of fair value since sufficient VSOE does not exist for the undelivered elements of the arrangement, typically maintenance. Therefore, the Company recognizes the entire arrangement fee into revenue ratably over the maintenance period, generally twelve months, upon the shipment of the software licenses. Where acceptance language exists, the ratable recognition of revenue begins when evidence of customer acceptance of the software has occurred as intended under the respective arrangement’s contractual terms.

Professional Services Revenue: Professional services revenue consists of fees generated from professional consulting services that are purchased as part of a professional service project. Revenue from these services are recognized as the services are performed, typically over a period of one to three months. The Company recognizes revenue for professional services revenue upon completion of the services.

The Company also enters into multiple element arrangements, which generally consist of either: 1) the combination of subscription and professional services, or 2) multiple professional services. For these arrangements, the Company recognizes revenue in accordance with EITF 00-21. The Company allocates and defers revenue for the undelivered items based on objective evidence of fair value of the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. When sufficient objective of fair value does not exist for undelivered items when subscription and professional services are combined, the entire arrangement fee is recognized ratably over the remaining applicable performance period for the subscription services once the professional services have been delivered. When sufficient objective evidence of fair value does not exist for the undelivered items where only professional services are combined, the entire arrangement fee is deferred and revenue is recognized upon the delivery of all the elements of the arrange.

Deferred Revenue: Deferred revenue is comprised of all unearned revenue that has been collected in advance, primarily unearned subscription services and ratable licenses revenue, and is recorded as deferred revenue on the balance sheet until the revenue is earned. Short-term deferred revenue represents the unearned revenue that has been collected in advance that will be earned within twelve months of the balance sheet date. Correspondingly, long-term deferred revenue represents the unearned revenue that will be earned after twelve months of the balance sheet date and primarily relates to ratable licenses revenue.
     (D) Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used in accounting for, among other things, allowance for doubtful accounts, valuation allowances for deferred tax assets, useful lives of property and equipment, calculation of retirement benefits and the fair values of options granted under the Company’s stock-based compensation plans. Actual results may differ from previously estimated amounts, and such differences may be material to the financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they occur.
     (E) Cash and Cash Equivalents
The Company considers all highly liquid investments held at major banks, commercial paper, money market funds and other money market securities with original maturities of three months or less to be cash equivalents in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Cash equivalents consist principally of cash on deposit with a bank and money market accounts that are stated at cost, which approximates fair value.
     (F) Accounts Receivable
Accounts receivable consists of amounts due from customers. The allowance for doubtful accounts as of March 31, 2008, December 31, 2007, and December 31, 2006 was €33,488 , €33,488, and €22,942, respectively.
     (G) Property, Software and Equipment

Zandan S.A.
Notes to Financial Statements
Property, software and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally one to ten years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term, which ranges from three to six years.

Minor replacements, improvements, maintenance, and repairs are expensed as incurred. Gains and losses on sales and retirement of property, software and equipment are credited or charged to the statement of operations.
     (H) Stockholders’ Deficit
On October 31, 2007, the stockholders approved the issuance and sale of approximately 40.6 million shares of its common stock for approximately €4.1 million, of which €799,573 was received in cash. The remaining amount of approximately €3.3 million was converted from stockholders’ debt since the stockholders also approved the conversion of all the Company’s outstanding shareholders’ loan to common stock. As of December 31, 2007, the Company’s loans to its shareholders have been paid in full.

At the same stockholders’ meeting, the stockholders agreed to offset the accumulated deficit in the amount of approximately €8.8 million against the additional paid in capital account.
     (I) Financial Instruments and Concentration of Credit Risk
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair market value due to their short-term nature. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company’s revenue is concentrated in mobile monitoring and testing services, which are highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

Credit risk is concentrated in Europe. The Company generally requires no collateral from customers; however, throughout the collection process, it conducts an ongoing evaluation of customers’ ability to pay. The Company’s allowance for doubtful accounts is determined based on historical trends, experience and current market and industry conditions. Management regularly reviews the adequacy of the Company’s allowance for doubtful accounts by considering the aging of accounts receivable, the age of each invoice, each customer’s expected ability to pay and the Company’s collection history with each customer.

Activity in the allowance for doubtful accounts is as follows:

Zandan S.A.
Notes to Financial Statements

	Balance		Write-Offs/	Balance
	at	Charged	Credit	at
	Beginning	to	Memos	End of
Classification Period	of Period	Operations	Issued	Period
		(Unaudited)
For the three months ended:
March 31, 2008	€33,488	€ —	€—	€33,488
March 31, 2007	€22,942	€ —	€—	€22,942

For the year ended:
December 31, 2007	€22,942	€10,546	€—	€33,488
December 31, 2006	€20,442	€ 2,500	€—	€22,942
Customers that accounted for more than 10% of the Company’s total accounts receivable are as follows:

	March 31,	December 31,
	2008	2007	2006
	(unaudited)
Customer A	21%	25%	21%
Customer B	18%	21%	19%
Customer C	16%	17%	17%
Customer D	12%	—%	—%
The Company’s top ten customers represented 84%, 79%, 74% and 91% of total revenue for the three months ended March 31, 2008 and 2007, and December 31, 2007 and 2006, respectively.
     (J) Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the French tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

The benefit for income taxes for the years ended December 31, 2007 and 2006 differed from the amounts computed by applying the statutory income tax rate of 34.43% to pretax loss as a result of the following:

Zandan S.A.
Notes to Financial Statements

	Year ended December 31,
	2007	2006
Statutory income tax expense	€(892,830)	€(1,028,158)
Research tax credit	(78,239)	(89,605)
Change in valuation allowance	892,512	1,024,074
Other	318	4,084

Total income tax provision/(benefit)	€(78,239)	€(89,605)

The components of the Company’s deferred taxes are presented below:

	As of December 31,
	2007	2006
Deferred revenue	€186,255	€257,189
Net operating loss carryforwards	4,811,829	3,903,872
Other accruals	91,240	34,430
Refundable research tax credit carryforward	366,994	378,360

Gross deferred tax assets	5,456,318	4,573,851

Valuation allowance	(5,089,324)	(4,195,491)

Net deferred tax asset	€366,994	€378,360

The Company’s accounting for deferred taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS 109”), involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. Assessing the realizability of deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in France during the periods in which those temporary differences become deductible. Management forecasts taxable income by considering all available positive and negative evidence including its history of operation income or losses and its financial plans and estimates which are used to manage the business. These assumptions require significant judgment about future taxable income. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company established a valuation allowance at December 31, 2007 and 2006 due to the uncertainty of realizing future tax benefits from the Company’s deferred tax assets for deferred revenue and net operating loss carryforwards. The net change in the total valuation allowance for the years ended December 31, 2007 and 2006 was an increase of €892,512 and €1,024,074, respectively.

The Company has recorded a tax benefit of €10,313 for the three months ended March 31, 2008. This benefit relates entirely to the research tax credit generated during this period.

The Company has a refundable research tax credit carryforward in France of €366,994 as of December 31, 2007. If not first utilized to offset a future tax liability, the research tax credit carryforward will be refunded to the Company beginning in the second quarter of 2008. The research tax credit receivable is related to the French program called Crédit d’Impôt Recherche which provided tax credits for research and development within France. This particular tax credit is calculated in accordance with the French Tax Authorities. The tax

Zandan S.A.
Notes to Financial Statements
receivable for 2006 and 2007 is based on 10% of the total basis of expenses allocated to research activities plus 40% of the variance with the previous year for such expenses. The tax receivable for 2008 is calculated based upon 30% of the total basis of expense allocated to research activities. Since the Company has not been profitable, the tax credit cannot be deducted from its income tax payable. As such, the tax credit is reimbursed by the French Tax Authorities after a certain period. Tax credits associated with tax years subsequent to 2006 are paid approximately six months after the year end. Tax credits associated with tax years 2006 and prior are typically paid three years after the declaration with associated tax return filing which typically meant four years after the tax year. The components of the research tax credits which are recorded as deferred tax assets on the balance sheets are as follows:

	As of December 31,
	2007	2006
Short-term research tax credit	€138,807	€89,605
Long-term research tax credit	228,187	288,755

Total	€366,994	€378,360

As of December 31, 2007, the Company has approximately €14 million of net operating losses which may be used to offset future taxable income. These net operating losses do not expire. However, the losses may be limited if the activities performed by the Company are significantly changed in the future.

The Company accounts for any uncertain tax positions under the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). The Company adopted FIN 48 as of the year beginning January 1, 2007. The Company did not recognize any cumulative adjustments as a result of the adoption of FIN 48. As of March 31, 2008, the Company has no unrealized tax benefits.
     (K) Advertising Costs
All advertising costs are expensed as incurred. Advertising expenses included in sales and marketing in the statement of operations were €4,660, €28,089, €77,083, and €7,078 for the three months ended March 31, 2008 and 2007 and for the years ended December 31, 2007 and 2006, respectively.
     (L) Development Costs
Development costs are expensed as incurred until technological feasibility, defined as a working prototype, has been established, in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” To date, the Company’s products and service offerings have been available for general release shortly before the establishment of technological feasibility and, accordingly, no development costs have been capitalized for the three months ended March 31, 2008 and 2007 and for the years ended December 31, 2007 and 2006.

Zandan S.A.
Notes to Financial Statements
     (M) Stock-Based Compensation
The Company offers stock-based employee compensation plans. Effective January 1, 2006, the Company adopted SFAS No. 123R “Share-Based Payment” (“SFAS 123R”) using the modified prospective method, in which compensation cost was recognized beginning with the effective date for (a) all share-based payments granted or modified after the effective date and (b) for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

For the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006, there were no options granted, exercised, cancelled or expired. Any options granted prior to 2006 were vested immediately. As such, no stock-based compensation has been recorded for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006. As of December 31, 2007, the number of shares of options outstanding was 156,700 at an average price of €3.685 with an average remaining contractual term of 4 months.
     (N) Net Loss Per Share
Basic net loss per share to common stockholders is computed using the weighted-average number of outstanding shares of common stock excluding shares that are subject to repurchase by the Company. Diluted net loss per share is computed using the weighted-average number of shares of common shares outstanding and, when dilutive, potential shares from options to purchase common shares using the treasury stock method.

The following table sets forth the computation of basic and diluted net loss per share:

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	(unaudited)
Numerator:
Net loss	€(462,196)	€(528,312)	€(2,520,108)	€(2,908,871)

Denominator:
Weighted average common shares outstanding	43,209,360	2,652,371	9,411,869	2,652,371

Net loss per share — basic and diluted	€(0.01)	€(0.20)	€(0.27)	€(1.10)

For the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006, 156,710 options outstanding were excluded from the computation of diluted net loss per share since their effect would have been antidilutive.
     (O) Comprehensive Loss
The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting comprehensive loss and its components in the financial statements. The components to the Company’s comprehensive loss for the three months ended March 31, 2008 and for the years ended December 31, 2007 and 2006 are detailed in the statements of stockholders’ deficit. The components to comprehensive loss are mainly the Company’s net loss and any actuarial gain (loss) on its defined benefits plan for the respective periods.

Zandan S.A.
Notes to Financial Statements
     (P) Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“FAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of FAS 157, there is now a common definition of fair value to be used throughout GAAP, which is expected to make the measurement of fair value more consistent and comparable. Originally, FAS 157 was effective for the first fiscal year beginning after November 15, 2007. However, in February 2008, the FASB released FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” which delayed the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until years beginning after November 15, 2008 which will be the Company’s year beginning January 1, 2009. The Company is currently evaluating the effects, if any, of the adoption of FAS 157 on its condensed financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, (“FAS 158”). FAS 158 changes the recognition and disclosure provisions and measurement date requirements for an employer’s accounting for defined benefit pension and other postretirement plans. The recognition and disclosure provisions require an employer to (1) recognize the funded status of a benefit plan — measured as the difference between plan assets at fair value and the benefit obligation — in its statement of financial position, (2) recognize as a component of other comprehensive income (“OCI”), the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, and (3) disclose in the notes to the financial statements, certain additional information. FAS 158 does not change the amounts recognized in the statement of operations as net periodic benefit cost. As required by FAS 158, the Company adopted the recognition and disclosure requirements of FAS 158 as of December 31, 2006, and accordingly, recognized the funded status of its defined benefit pension and provided the required additional disclosures. Adoption of FAS 158 had no impact to accumulated other comprehensive loss(income) because the stock of unrecognized actuarial gains or losses was equal to zero.

See Note 7 for further discussion regarding the Company’s retirement plan.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. FAS 159 is effective for the Company beginning in the first quarter of calendar year 2009, although earlier adoption is permitted. The Company is currently evaluating the impact of adopting FAS 159 on its financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 141R on the Company’s financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“FAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a

Zandan S.A.
Notes to Financial Statements
parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 160 on its financial position, results of operations and cash flows.

In April 2008, the FASB released FASB Staff Position 142-3, “Determination of the Useful Life of Intangible Assets” (“FAS142-3), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The intent of the statement is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007) and other U.S. generally accepted accounting principles. FAS 142-3 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 142-3 on the Company’s financial position, results of operations and cash flows.
3.	Property, Software and Equipment

Property, software and equipment consisted of the following as of the date indicated:

	Useful
	Lives
	(Years)	March 31,	December 31,
		2008	2007	2006
		(unaudited)
Computer equipment	1-2	€65,459	€63,460	€191,565
Computer software	3	37,813	37,813	125,454
Furniture and fixtures	10	30,375	30,375	42,532
Leasehold improvements	3-6	41,049	41,049	41,049

Property, software and equipment, gross		174,696	172,697	400,600

Less accumulated depreciation and amortization		(107,559)	(100,120)	(292,093)

Property, software and equipment, net		€67,137	€72,577	€108,507

Depreciation and amortization expenses were €7,439, €13,649, €50,365 and €82,956 for the three months ended March 31, 2008 and 2007 and for the year ended December 31, 2007 and 2006, respectively.

Zandan S.A.
Notes to Financial Statements
4.	Loan Agreements

In 2003, the Company entered into an agreement with Coface, to borrow funds up to €350,000 at an annual interest rate of 3% - 4% to expand its operations globally. The contract defined a specific set of expenses that could be incurred by the Company. Under this agreement, the Company borrowed approximately €88,000 prior to 2006. The Company repaid €31,000 (including €1,000 in interest) in 2006 and paid the remaining amount in 2007.

In 2007, the Company entered into an agreement with Oseo BDPME, a French State Bank of Innovation, to borrow approximately €182,000 to meet general working capital requirements. Amounts borrowed under this agreement are secured by the Company’s 2005 research tax credit receivable in the amount of approximately €288,000. Amounts borrowed bear a variable interest based upon the Euro Overnight Interest Average rate of the month plus 3.8%. Interest and principal are due when the Company receives payment of its 2005 research tax credit from the French Tax Authorities, which is expected to be in the second quarter of 2009. At March 31, 2008 and December 31, 2007 and 2006, €182,092, €182,092 and €0 was outstanding under this agreement.
Interest expense was €5,114, €17,538, €116,459 and €23,989 for the three months ended March 31, 2008 and 2007 and the years ended December 31, 2007 and 2006.
5.	Accrued Expenses

Accrued expenses comprised of the following:

		December 31,
	March 31, 2008	2007	2006
	(unaudited)
Accrued employee compensation	€588,596	€584,103	€591,918
Accrued legal settlement (see Note 6(B))	265,000	265,000	100,000
Customer advance payments	27,619	54,218	160,881
Other accrued expenses	25,004	37,925	41,407

Total accrued expenses	€906,219	€941,246	€894,206

6.	Commitments

(A)	Leases

In February 2006, the Company entered into a three year lease for another office space in Paris, France. The annual lease payments increase each year based upon the retail price index. The lease expires in February 2009.

As of December 31, 2007, future minimum payments for the above operating lease are as follows:

Year ended December 31:
2008	€93,716
2009	7,810

Future minimum payments under operating leases	€101,526

Zandan S.A.
Notes to Financial Statements
The rent expenses were €34,779, €24,507, €89,688, and €88,723 for the three months ended March 31, 2008 and 2007, and the years ended December 31, 2007 and 2006, respectively.
(B)	Legal Proceedings

In 2006, the Company was involved in litigation involving a former employee. An accrual of €100,000 was recorded in accrued expenses as of December 31, 2006 and the matter was settled in 2007. No additional accrual was recorded in 2007.

In 2007, the Company was involved in a dispute alleging that the Company had not complied with its Systems Support Agreement. The matter was taken to court where the Swiss federal court ruled that the Company pay €242,000, plus interest. The Company was not successful on appeal. The Company recorded an accrual of €265,000 as of December 31, 2007. As of March 31, 2008, this settlement still remains unpaid.

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
(C)	Indemnification

The Company does not generally indemnify its customers against legal claims that its services infringe on third-party intellectual property rights. Other agreements entered into by the Company may include indemnification provisions that could subject the Company to costs and/or damages in the event of an infringement claim against the Company or an indemnified third-party. However, the Company has only been a party to an infringement claim with one of its customers as mentioned above and its management is not aware of any other liability related to any other infringement claims subject to indemnification. As such, no amount is accrued for infringement claims as of March 31, 2008, December 31, 2007 and 2006 in the balance sheets other than what has been disclosed above.
7.	Retirement Plan

The Company has a defined benefit program which is defined by the French government’s National Collective Agreement of the Syntec. The plan provides employees with a lump sum payment at retirement. Rights are not vested until retirement (i.e. benefits are subject to the presence of employees at retirement). The amount of benefit received is a service-related proportion of an employee’s final salary. This plan is unfunded.

Zandan S.A.
Notes to Financial Statements

	Three months ended
	March 31,	Year ended December 31,
	2008	2007	2006
Change in benefit obligation
Beginning balance	€8,272	€12,247	€7,460
Net service cost	715	4,652	4,451
Interest cost	114	520	336
Actuarial gain — experience adjustment	—	(5,938)	—
Actuarial gain — assumption adjustment	—	(3,209)	—
Benefits paid	—	—	—

Benefit obligation at end of the year	€9,101	€8,272	€12,247

Change in plan assets at fair value
Beginning balance	€—	€—	€—
Actual return on plan assets	—	—	—
Company contribution	—	—	—
Benefits paid	—	—	—

Fair value of plan assets at end of the year	€—	€—	€—

Funded status at end of the year	€(9,101)	€(8,272)	€(12,247)

Amount recognized in the statement of position (included with accrued expenses)	€(9,101)	€(8,272)	€(12,247)

The accumulated benefit obligation for the defined benefit program was €4,004, €5,026 and €3,640 as of March 31, 2008, December 31, 2007 and 2006, respectively.

The assumptions used to determine plan obligations are as follows:

	2008	2007	2006
Discount rate for obligations	5.50%	5.50%	4.25%
Discount rate for expenses	4.25%	4.25%	4.50%
Rate of compensation increases	3.00%	3.00%	3.00%
Based upon the average age of the employees, no benefit payments are expected before 2017.
8.	Geographic and Segment Information
The Company operates in a single industry segment encompassing the testing and monitoring of mobile communications.
Information regarding geographic areas is as follows:

Zandan S.A.
Notes to Financial Statements

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006
	(unaudited)
Revenue:
Europe:
France	€20,755	€62,392	€306,030	€380,794
United Kingdom	137,925	9,301	13,694	744,513
Italy	1,684	11,205	363,653	23,131
Spain	9,919	179,043	242,733	53,025
Germany	—	46,505	50,631	69,415
Other	8,778	6,976	35,741	98,533

Total Europe	179,061	315,422	1,012,482	1,369,411

United States	17,720	48,448	139,698	255,874

Other*	—	—	91,422	16,437

Total	€196,781	€363,870	€1,243,602	€1,641,722

*	No individual country represents more than 10% of total revenue
Revenue is attributable to countries based on the geographic location of the customers.
All long lived assets are located in France.
9.	Subsequent Events
On April 16, 2008, Keynote Systems, Inc. completed the acquisition of the Company. Keynote Systems, Inc. paid approximately €924,000 in cash, which includes amounts payable in satisfaction of certain liabilities of the Company and amounts held in escrow, for all outstanding shares of the Company. Approximately €1 million in direct acquisition costs for professional fees for regulatory filings and restructuring fees are expected to be incurred over the next six months.